BIGLARI HOLDINGS INC. 17802 IH 10 WEST, SUITE 400 SAN ANTONIO, TEXAS 78257 TELEPHONE• (210) 344-3400 FAX (210) 344-3411 January 30, 2019 Mr. Lance T. Funston Capital Preservation Solutions, LLC 193 Conshohocken State Road Penn Valley, PA 19072 Dear Lance: Reference is made to the Agreement, dated as of June 14, 2016 (the "Agreement"), by and between Lance Funston ("Funston"), The Lion Fund, L.P. ("TLF") and Biglari Holdings Inc. ("Holdings" and, together with Funston and TLF, collectively, the "Parties"). Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Agreement. The Parties hereby agree to amend the Agreement as follows: in consideration of the payment by Funston by no later than January 30, 2019 of $200,000.00 (the "Amendment Payment") by wire transfer of immediately available funds to an account to be designated by Holdings, notwithstanding anything to the contrary in the Agreement, the Put Period shall be extended until April 30, 2020. If the Amendment Payment is not made by January 30, 2019, then this letter shall constitute a Put Right Notice under the Agreement by which Holdings notifies Funston that Holdings is hereby exercising its Put Right to sell all of the Aggregate Shares, constituting 776,259 shares of common stock of CCA Industries, Inc., to Funston. In such event, Funston shall pay the aggregate Put Purchase Price for such shares of $4,657,554 by wire transfer of immediately available funds to an account to be designated by Holdings. Except as amended hereby, the Agreement remains in full force and effect. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules in that or any other jurisdiction. No provision of this letter agreement may be amended, waived or otherwise modified except by a written agreement executed by the parties hereto. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement. One or more counterparts of this letter agreement may be delivered by telecopier or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof. [Signature page follows] 4885752-1

Sincerely, BIGLARI HOLDINGS INC. By: /s/ Sardar Biglari Sardar Biglari Chairman and Chief Executive Officer THE LION FUND, L.P. By: /s/ Sardar Biglari Sardar Biglari Chairman and Chief Executive Officer AGREED AND ACCEPTED: /s/ Lance Funston Lance Funston